EXHIBIT 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
INCREASED SECOND QUARTER 2005 SALES AND EARNINGS

        Eau Claire, Wisconsin (July 29, 2005) — National Presto Industries, Inc. (NYSE: NPK) announced today increased second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Second quarter 2005 sales largely followed the pattern set during the first quarter with the major source of the comparative sales gain attributable to the defense division, a lesser portion from the absorbent products division, and a nominal gain from the housewares/small appliance division. Unlike first quarter, however, total earnings increased. The increase occurred despite the effect of two negative factors: (a) the ongoing anticipated losses from the absorbent products business resulting from a combination of inefficiencies incident to the installation and startup of new equipment and the sizable increases in the costs of raw materials; and (b) the absence of last year’s favorable impact from the reversal of the LIFO reserve inventory stemming from the sale of products that had been produced prior to the transition of production from the U.S. to the Orient*. These two factors were more than offset primarily by the increase in defense division earnings attributable to enhanced volume and efficient operation and also by increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve over the past several quarters.”

        National Presto designs and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

	THREE MONTHS ENDED
	July 3, 2005	July 4, 2004
Net Sales	$34,669,000	$24,789,000
Net Earnings	$1,574,000	$1,393,000	*
Net Earnings Per Share	$.23	$.20	*
Weighted Shares Outstanding	6,828,000	6,822,000

	SIX MONTHS ENDED
	July 3, 2005	July 4, 2004
Net Sales	$70,028,000	$50,703,000
Net Earnings	$2,850,000	$2,888,000	*
Net Earnings Per Share	$.42	$.42	*
Weighted Shares Outstanding	6,826,000	6,821,000

*  2004 was favorably impacted by a partial reversal of the LIFO reserve of $113,000 ($.02/share) for second quarter 2004 and $329,000 ($.05/share) for the first half. There was no similar reversal in 2005.

**Trademark of National Presto Industries, Inc.